                                                                    EXHIBIT 11.1


Statement re:  Computation of Per Share Earnings


                                               One Month             Six Month
                                              Period Ended          Period Ended
                                              December 31,            June 30,
                                                  1996                  1997
                                              ------------          ------------

Income (loss) before extraordinary items            (260)               (2,395)
Extraordinary loss                                                      (4,396)
                                                 -------               -------

Net income (loss)                                   (260)               (7,028)
                                                 =======               =======

Calculation of primary earnings (loss)
  per share:
Weighted avg. shares outstanding                  17,004                17,013
Common stock equivalents
  (options and warrants)                           1,086                 1,086
                                                 -------               -------
Total weighted avg. shares outstanding            18,090                18,099

Income (loss) before extraordinary items          (14.38)              (145.44)
Extraordinary loss                                    --               (242.87)
Net income (loss)                                 (14.38)              (388.31)
                                                 =======               =======


CALCULATION OF FULLY DILUTED EARNINGS (LOSS) PER SHARE: *Not presented, as presentation would be
                                                         antidilutive.